Exhibit 3.1

THE COMMONWEALTH OF MASSACHUSETTS

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

ARTICLES OF AMENDMENT

(General Laws, Chapter 156D, Section 10.06; 950 CMR 113.34)

(1) Exact name of corporation:	Enterprise Bancorp, Inc.

(2) Registered office address:	222 Merrimack Street, Lowell, MA 01852
(number, street, city or town, state, zip code)

(3) These articles of amendment affect article(s):	Article III

(4) Date adopted:	May 1, 2007
(month, day, year)

(5)            Approved by:

(check appropriate box)

☐   the incorporators,

☐   the board of directors without shareholder approval and shareholder approval was not required.

☒   the board of directors and the shareholders in the manner required by law and the articles of organization.

(6)            State the article number and the text of the amendment.  Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

To change the number of share and the par value, if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	10,000,000	$0.01
		Preferred	1,000,000	$0.01

Total authorized after amendments:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	20,000,000	$ 0.01
		Preferred	1,000,000	$ 0.01

(7)            the amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified:

Signed by:	/s/ James A Marcotte
(signature of authorized individual)

☐  Chairman of the board of directors

☐  President

☒  Other officer

☐  Court-appointed fiduciary

on this 17th day of May, 2007

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts  02108-1512

ARTICLES OF AMENDMENT

(General Laws, Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $10,000 having been paid, said articles are deemed to have been filed with me this 18th day of May, 2007, at 9:31 a.m.

Effective Date:
(must be within 90 days of date submitted)

/s/ William Francis Galvin
WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 share or any fraction thereof.

Examiner

Name Approval

TO BE FILLED IN BY CORPORATION

Contact Information

C

Stephen J. Coukos, Esq.
Gallagher, Callahan & Gartrell, P.C.

M

112 South Street, 2nd FL
Boston, MA 02110

Telephone: 617.426.5347

Email: coukos@gcglaw.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.su/cor.  If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.